Mr. Karl F. Badger
August 25, 1997
Page 1

                                 August 25, 1997


Mr. Karl F. Badger, President
American Resources and Development Company
102 West 500 South, Suite 400
Salt Lake City, UT 84101

Dear Karl:

                  On February 13, 1997 American Resources and Development Company (hereinafter the "Company") entered into a legal services agreement whereby I agreed to provide certain legal services to the Company and the Company agreed to pay for such services. This Agreement shall supersede the prior agreement.

                  You, on behalf of the Company have asked me to represent the Company in: 1) compliance with its reporting obligations under the Securities Exchange Act of 1934; 2) general corporate matters; 3) review of past SEC filings; and 4) other future legal needs of the Company. I am writing to set forth the terms of such representation and to have you confirm that the Company does, in fact, desire such representation on the terms set forth herein.

                  To assist in proper and efficient representation, you agree to make available to me as needed, the Company's records, officers and employees and to keep me informed of all relevant developments. You acknowledge that as a part of my professional responsibility, I may discuss Company matters with any member of the Company's Board of Directors. I will have overall responsibility for all the Company's legal matters performed by the firm. Other lawyers at the firm, will render assistance on various legal matters.

                  Our fees will be primarily based on the amount of time that I, and those associated with me, spend on legal matters, including time spent travelling on Company matters. For 1997, our hourly rates will range from $205.00 per hour to $60.00 per hour, depending on the rate of the person providing services. These rates are reviewed at the end of each year, and are subject to change. In addition to the amount of time spent on a matter, the fees charged the Company may be increased based upon such factors as the difficulty

Mr. Karl F. Badger
August 25, 1997
Page 2

of the questions involved, the nature of and amount of the transaction, the result obtained and the time limitations imposed by the Company or by the circumstances.

                  We will submit a statement of our fees, and any expenses, each month. Any outstanding balance owing to the firm for longer than thirty days will be charged interest at the rate of 1.5% (18% per annum).

                  In addition to our fees, our bill will include expenses and costs normally associated with representations of this kind. For example, your bill may include charges for travel expenses, long distance telephone calls, courier services, photocopying, telecopying, postage and shipping, staff overtime, major supply items, computer research services, filing and recording fees, and other out-of-pocket expenses incurred on the Company's behalf. Travel expenses, if necessary, will be first class.

                  Upon the execution of this Agreement and upon the effectiveness of a Form S-8 registration statement with the Securities and Exchange Commission, the Company will issue me 17,000 shares of common stock, to be used first for outstanding fees and expenses and the balance as an earned retainer for fees and expenses to be incurred in the future. The retainer shall be earned upon receipt and nonrefundable, provided that I shall be obligated to provide the Company with legal services with a value equal to the proceeds of the retainer.

                  If you wish to have me represent the Company on the terms set forth above, please confirm by signing your name in the space provided below and return a copy to me by fax and by mail. Please reply as soon as possible.

                  If you have any questions, please call me.

                                                     Very truly yours,

                                                     /s/ Richard Lawrence

                                                     Richard Lawrence
RL:smm

Mr. Karl F. Badger
August 25, 1997
Page 3

                  I, on behalf of American Resources and Development Company hereby request the representation described in the above letter to me dated August 25, 1997, and agree to the terms stated therein:

                  DATED:  August 25, 1997

                                     AMERICAN RESOURCES AND
                                      DEVELOPMENT COMPANY



                                     By:  /s/ Karl F. Badger
                                        -------------------------
                                          Karl F. Badger
                                          President